UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Victor Alhadeff
   3901 7th Ave. South, Suite 200
   Seattle, WA  98108
2. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, INC. (BRZZ)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CEO, Chairman
   ----------------------
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
                             |      |                       |   |           |                   |                                  |
Common Stock                 |      |                       |   |           | 252,019           | D    |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
Common Stock                 |      |    |                  |   |           | 473,807           |   I       (1)                    |
-----------------------------------------------------------------------------------------------------------------------------------|
                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $4.70   6/7/01  A     114,314       (2) 6/7/11   Common Stock  114,314         114,314       D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $2.34   7/31/01 A       2,000       (3) 7/31/11   Common Stock   2,000           2,000       D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)     $1,632                            Immed.11/19/07   Common Stock     100             100       D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $1.50                             Immed.11/1/09  Common Stock   10,000          10,000       D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $1.50                               (4) 11/1/09  Common Stock   56,567          56,567       D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $1.50                               (5) 11/1/10  Common Stock   12,500          12,500       D
____________________________________________________________________________________________________________________________________
Employee Stock Option
(Right to purchase)      $6.00                               (6) 1/24/11  Common Stock    6,519           6,519       D
____________________________________________________________________________________________________________________________________


Explanation of Responses:

(1)  By Alhadeff Limited Partnership II.

(2) The option will become exercisable for 28,579 shares on each of the first two anniversaries of June 7, 2001 and for 28,578 shares of each of the next two anniversaries of June 7, 2001.

(3) The option will become exercisable for 500 shares on each of the first four anniversaries of July 31, 2001.

(4) The option became exercisable for 14,142 shares on November 1, 2000, and for 14,142 shares on November 1, 2001 and will become exercisible for 14,142 shares on November 1, 2002 and for 14,141 shares on November 1, 2003.

(5)  The  option  became  exercisable  for  3,125 on  November  1, 2001 and will
     become,   exercisable   for  3,125   shares  on  each  of  the  next  three
     anniversaries of NOvember 1, 2000.

(6) The option became exercisable for 1,630 shares on January 24, 2002 and will become exercisable for 1,630 shares on each of the next two anniversaries of Janurary 24, 2001 and for 1,629 shares on January 24, 2005.



                               /s/
                               ----------------------------         -------
                             **Signature of Reporting Person          Date